U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
    Softline Limited
   Softline House, 16 Commerce Crescent
   Eastgate Extension 13, Sandton, 2148
   South Africa
2. Date of Event Requiring Statement (Month/Day/Year)
   12/04/97
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   SVI Holdings, Inc.
Relationship of Reporting Person to Issuer (Check all applicable)
   ( ) Director  (x) 10% Owner ( ) Officer (give title below)
   ( ) Other (specify below)


If Amendment, Date of Original (Month/Year)

If Amendment, Date of Original (Month/Year)
















____________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned
----------------------------------------------------------------------------------------------------
1. Title of Security           |2. Amount of     |3.Ownership   |4. Nature of Indirect              |
                               |   Securities    |  Form:       |   Beneficial Ownership            |
                               |   Beneficially  |  Direct(D) or|                                   |
                               |   Owned         |   Indirect(I)|                                   |
----------------------------------------------------------------------------------------------------|
Common Stock, par value $.0001 |      16,536,000 |     D        |                                   |


                                                                                    |
----------------------------------------------------------------------------------------------------|
 Table II -- Derivative Securities Beneficially Owned                                               |
--------------------------------------------------------------------------------------------------- |
1.Title of Derivative |2.Date Exer-       |3.Title and Amount     |4.Conver-|5.Owner-   |6.Nature of|
  Security            |  cisable and      |  of Underlying        |  sion or|  ship:    | Indirect  |
                      |  Expiration       |  Securities           | exercise|  Form of  | Beneficial|
                      |  Date(Month/      |-----------------------| price of|  Deriv-   | Ownership |
                      |  Day/Year)        |             |Amount   |deri-    |  ative    |           |
                      | Date    |Expira-  |             |or       |vative   |Security:  |           |
                      | Exer-   | tion    |  Title      |Number of|Security |(D)irect or|
                      | cisable | Date    |             |Shares   |         |(I)ndirect |
----------------------------------------------------------------------------------------------------|
 Stock Option         |12/01/97 |11/30/03 |Common Stock |203,000  |2.00     | D         |           |
 (Right to buy)       |         |         |             |         |         |           |           |
----------------------------------------------------------------------------------------------------|

/s/Ivan Epstein                              12/10/97
   ------------------                        --------
SIGNATURE OR REPORTING PERSON                  DATE
ON BEHALF OF:  SOFTLINE lIMITED